                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       TELEPORT COMMUNICATIONS GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                            TELEPORT COMMUNICATIONS GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                                                  April 10, 1998

Dear Teleport Communications Group Inc. Shareholder:

    On behalf of the Board of Directors, I cordially invite you to attend the 1998 Annual Meeting of Stockholders of Teleport Communications Group Inc.

    The meeting will be held on May 13, 1998, at 1:30 p.m. eastern daylight time ("EDT") at the Villas of Grand Cypress, Executive Meeting Center, One North Jacaranda, Orlando, Florida.

    I urge you to attend the meeting if at all possible, since it provides an opportunity to discuss our company with its management, in person. If you cannot attend in person, please vote your preference on the enclosed proxy card and return it promptly.

    It is important that your shares be voted, whether in person or by proxy. Your participation in our company's business through our annual meetings is an essential part of our company's governance.

    I look forward to seeing you.

                                          Sincerely,

                                                        [LOGO]

                                          Robert Annunziata

                                          CHAIRMAN OF THE BOARD, PRESIDENT AND

                                          CHIEF EXECUTIVE OFFICER

                       TELEPORT COMMUNICATIONS GROUP INC.
                               ONE TELEPORT DRIVE
                         STATEN ISLAND, NEW YORK 10311
                     NOTICE OF ANNUAL STOCKHOLDERS MEETING

To Our Stockholders:

    The annual meeting of the stockholders of Teleport Communications Group Inc. (the "Company" or "TCG") will be held on May 13, 1998 at 1:30 p.m., EDT, at the Villas of Grand Cypress, Executive Meeting Center, One North Jacaranda, Orlando, Florida. The items of business to be transacted at this meeting are as follows:

       1. To elect a Board of Directors for the ensuing year;

       2. To act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1998; and

       3. To transact such other business as may properly come before the meeting.

    The Board of Directors has specified March 23, 1998 at the close of business as the record date for the purposes of determining the stockholders who are entitled to receive notice and to vote at the annual meeting. The Proxy Statement for the Annual Meeting is set forth on the following pages.

                                          By order of the Board of Directors

                                                      [LOGO]

                                          John W. Thomson

                                          VICE PRESIDENT AND SECRETARY

Dated and mailed April 10, 1998

                                   IMPORTANT

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS. ACCORDINGLY, YOU ARE URGED TO PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                       TELEPORT COMMUNICATIONS GROUP INC.

                               ONE TELEPORT DRIVE
                         STATEN ISLAND, NEW YORK 10311

                                PROXY STATEMENT

    This Proxy Statement and the accompanying Proxy are being mailed April 10, 1998 to holders of Common Stock of Teleport Communications Group Inc., a Delaware corporation (the "Company" or "TCG"), in connection with the solicitation of the Proxies by the Board of Directors for the Company's 1998 Annual Meeting to be held on May 13, 1998 (the "Meeting") and at any adjournment or postponements thereof. Proxies are solicited to provide all stockholders of the Company with the opportunity to vote. Shares may be voted at the Meeting only if the stockholder is present in person or represented by a Proxy.

    The cost of preparing, mailing and soliciting Proxies will be borne by the Company. Arrangements have been made with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and the Company will reimburse them for the expenses.

    Stockholders of record at the close of business on March 23, 1998 are entitled to receive notice of and to vote at the Meeting. The Company has two classes of capital stock outstanding: Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share. Each share of Class A Common Stock outstanding on the record date is entitled to one vote, and each share of Class B Common Stock outstanding on the record date is entitled to ten votes. As of the close of business on March 23, 1998 there were outstanding and entitled to vote 61,590,745 shares of Class A Common Stock and 113,489,040 shares of Class B Common Stock.

    All corporate actions to be taken by vote of the stockholders require approval of a majority of the votes cast by the stockholders of both Class A Common Stock and Class B Common Stock present in person or by Proxy at the Meeting, voting together as a single class. Stockholders may cast their vote in favor to the election of directors or may withhold their vote for one or more nominees. Stockholders may cast their votes in favor of or against the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ended December 31, 1998, or stockholders may abstain from voting on this proposal. An abstention on such proposal will have the effect of a negative vote because approval of the proposal requires a majority of the votes cast to be cast affirmatively for the proposal. Broker non-votes will be disregarded for voting purposes and, therefore, will have no effect on the outcome of the vote of stockholders.

    The stockholder giving the Proxy may revoke it by (i) delivering a written notice of revocation to the Secretary of the Company at One Teleport Drive, Staten Island, New York 10311 any time before the commencement of the Meeting or any adjournment or postponement thereof; (ii) attending the Meeting and voting in person; or (iii) executing and delivering to the Secretary of the Company a Proxy bearing a time and date later than that of the Proxy to be revoked. Receipt of revocation of the Proxy after the Meeting will not affect any vote previously taken at the Meeting.

    This Meeting has been called for the purposes set forth in the Notice of Annual Meeting (the "Notice") to which this Proxy Statement is appended. The Board of Directors does not anticipate that matters other than those described in the Notice will be brought before the Meeting for stockholders action, but if any other matters properly come before the Meeting, votes thereon will be cast by the persons named in the enclosed Proxy at their discretion.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

    Thirteen directors are to be elected at the Meeting, each to serve for a term of one year and thereafter until their successors are duly elected and qualified. All of the nominees are presently directors of the Company.

    Unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the nominees as directors of the Company. If any one or more of the nominees becomes unavailable for election, which is not anticipated, the holders of the Proxies, acting pursuant to the authority granted by the Proxy, will vote for such person or persons as may be designated by the Board of Directors.

    The name of each nominee, the year each director first joined the Board, and the nominees' principal occupations and ages are set forth below.

                                DIRECTORS OF TCG

    JOHN R. ALCHIN, 49, has been a director since November 1997. Mr. Alchin is the Senior Vice President and Treasurer of Comcast Corporation ("Comcast"). In this capacity, he manages Comcast's capital formation activities, including equity and debt placements in domestic and overseas markets. He also oversees treasury management functions. Prior to joining Comcast in January 1990, Mr. Alchin worked with Toronto Dominion Bank, most recently as Managing Director, responsible for the Bank's Merchant Banking Group. He was active in founding the Bank's U.S. Communications Finance Group and worked closely with the cable television industry.

    ROBERT ANNUNZIATA, age 49, has been Chairman of the Board since 1990 and a director since 1984. See "Executive Officers" for a description of Mr. Annunziata's business experience.

    JOHN R. DILLON, age 56, has been a director since December 1991. Mr. Dillon had been Senior Vice President and Chief Financial Officer of Cox Enterprises, Inc. ("CEI") since 1990 and retired on December 31, 1996. He continues to serve as a consultant to CEI and joined Cravey, Green & Wahlen, a private equity firm, as Managing Director in February 1997. He is also a director of Cox Communications, Inc. ("Cox").

    GERALD W. GAINES, age 41, has been a director since November 1994. Mr. Gaines has been Senior Vice President of Telephony Services for Tele-Communications, Inc. ("TCI") since 1994, and represents TCI in its joint venture with Sprint, Cox and Comcast. Prior to that, he had been founder and President of GCG Inc., a management services firm serving the telecommunications industry since 1991. From 1986 to 1991, Mr. Gaines held various executive positions with U S WEST, most recently serving as President and Chief Executive Officer for U S WEST Service Link, a service bureau providing operator and computerized validation services. He also serves on the Board of Directors of the Five Points Media Center.

    JIMMY W. HAYES, age 45, has been a director since August 1996. He joined CEI in 1980 as Accounting Manager. He was promoted in May 1981 to Assistant Controller in December of that year. He was named a corporate officer in December 1982, and promoted to Vice President of Finance of Cox in August 1989. He was promoted to Senior Vice President of Finance and Chief Financial Officer of Cox in January 1992. Prior to joining CEI, Mr. Hayes was an Audit Manager with Price Waterhouse & Company in Atlanta.

    GARY S. HOWARD, age 47, has been a director since April 1998. He is President and Chief Executive Officer of TCI Ventures Group and Chairman and Chief Executive Officer of United Video Satellite Group and TCI Satellite Entertainment, Inc.

    JAMES BRUCE LLEWELLYN, age 70, has been a director since June 1996. He has been the Chairman of the Board and principal stockholder of the Philadelphia Coca-Cola Bottling Company since 1985. He was the principal stockholder and Chairman of the ABC television network affiliate in Buffalo, New York. He served as the Chairman of Garden State Cablevision, Inc. and has been a partner in the Washington, D.C.

law firm of Dickstein, Shapiro & Morin. He serves on the Board of Directors of Coors Brewing Company and Essence Communications, Inc.

    JAMES O. ROBBINS, age 55, has been a director since April 1996. Mr. Robbins has served as President and Chief Executive Officer of Cox since May 1994. Prior to that, Mr. Robbins had been President of Cox since 1985. Mr. Robbins has been a director of Cox since May 1994. Mr. Robbins is a member of the Executive Committee of the National Cable Television Association. Mr. Robbins also serves as a director to TeleWest Communications plc and NCR Corporation and is a representative on the Partnership Board of Sprint Spectrum Holding Company, L.P., the general partner of Sprint Spectrum, L.P.

    C.B. ROGERS, JR., age 68, has been a director since June 1996. He has been Chairman of Equifax Inc. since 1992. He was Chief Executive Officer of Equifax Inc. from 1989 to December 1995. He is Chairman of the Board of Directors and the Executive Committee of Equifax Inc. Mr. Rogers is a former Senior Vice President of International Business Machines Corporation ("IBM") where he was employed for 33 years before joining Equifax Inc. in 1987. He also serves on the Board of Directors of Sears, Roebuck & Co., Briggs & Stratton Corporation, Oxford Industries, Inc. and Morgan Stanley, Dean Witter, Discover & Co.

    LARRY E. ROMRELL, age 58, has been a director since April 1996. Prior to that time, he was director of TCG from November 1992 to October 1995. Mr. Romrell has been Executive Vice President of TCI since January 1994 and President of TCI Technology Ventures since September 1994. Prior to that, he had been Senior Vice President of TCI Communications Inc., ("TCIC") from 1991 to October 1994. Mr. Romrell previously held various executive positions with WestMarc Communications, Inc., a subsidiary of TCI.

    BERNARD W. SCHOTTERS, age 53, has been a director since August 1996. He was appointed Senior Vice President--Finance and Treasurer of TCIC in October 1991 and Executive Vice President--Finance and Treasurer as of January 1, 1998. Previously he served as TCI's Vice President--Finance. Mr. Schotters is currently a member of the National Association of Securities Dealers 1994 Issuer Affairs Committee and functions in a consultative capacity to the National Cable Television Association. Prior to joining TCI in 1983, Mr. Schotters was Vice President of Wells Fargo Bank where he was involved in commercial lending activities.

    LAWRENCE S. SMITH, age 50, has been a director since May 1993. Mr. Smith has been Executive Vice President of Comcast since January 1996. Prior to that, he had been Senior Vice President of Accounting and Administration for Comcast for more than five years. He joined Comcast in 1988 with responsibility for financial administration and corporate accounting. He previously served as Chief Financial Officer of Advanta Corp., a financial services firm, and was a tax partner in the Philadelphia office of Arthur Andersen & Co., with which he was affiliated for 18 years. Mr. Smith serves on several corporate boards including Comcast U.K. Cable Partners Limited, Sprint Spectrum Holding Company, L.P., E! Entertainment Television, Inc. and QVC, Inc.

    DAVID M. WOODROW, age 52, has been a director since November 1992. Mr. Woodrow has been Senior Vice President of Broadband Services for Cox since 1994. Prior to that, he had been Senior Vice President of Operations for Cox since 1989. Mr. Woodrow is a director of the Cellular Telephone Industry Association and At Home Corporation.

                               EXECUTIVE OFFICERS

    ROBERT ANNUNZIATA, age 49, has been Chairman of the Board since 1990 and President and Chief Executive Officer since 1985. Prior to that, Mr. Annunziata had been Senior Vice President and Chief Operating Officer since 1983. He has been a director of TCG since 1984. He has 30 years of experience in the telecommunications industry, including 17 years in a variety of operations and marketing positions with AT&T. He has served as President of the World Teleport Association ("WTA") from 1987 to 1991 and remains a WTA director. He currently serves on the Board of Directors of the YMCA of Greater New

York. Formerly, he served on the New York State Governor's Advisory Board on Telecommunications and the New York City Mayor's Alliance for International Business.

    ROBERT C. ATKINSON, age 46, has been Senior Vice President--Legal, Regulatory and External Affairs since February 1990. Prior to that he had been Vice President--Regulatory and External Affairs since 1985. Prior to joining TCG, Mr. Atkinson held various business development, regulatory and government relations positions at ITT World Communications Inc., Satellite Business Systems, GTE Sprint and RCA Global Communications, Inc. He was a founder and first President of the Association for Local Telecommunications Services, the CLEC trade association.

    MARSHA GEWIRTZMAN, age 47, has been Senior Vice President--People Services since October 1997, having previously served as Vice President--People Services. She joined TCG as Vice President--Sales Operations in February 1996. Prior to joining TCG, she held various senior management and executive positions over a period of 8 years with Tiffany & Co. She also spent 15 years with AT&T in a variety of marketing, sales, management and planning positions. Ms. Gewirtzman serves on the Board of Directors of the Business School of the College of William & Mary.

    JOEL D. GROSS, age 43, has been Senior Vice President--Corporate Development since February 1993. Prior to that, he had been Vice President and Senior Securities Analyst--Telecommunications for Donaldson, Lufkin & Jenrette Securities Corporation since 1987 and Vice President and Senior Securities Analyst--Telecommunications for Dean Witter since 1985. Prior to that, Mr. Gross held a variety of management positions at AT&T spanning 8 years.

    ALF T. HANSEN, age 55, was appointed Senior Vice President--Emerging Markets in October 1997. Prior to that, he had been Senior Vice President--National Operations since January 1993, and prior to that, he had been Vice President--National Operations since March 1990 and Vice President--Engineering and Operations for TCG's New York/New Jersey metropolitan area since joining TCG in 1989. Prior to joining TCG, Mr. Hansen worked for AT&T where he had assignments in Operations, Engineering, Sales and Public Relations. From 1983 to 1988, he managed AT&T's Long Distance Switched Network in New England and New York. In 1988, he was AT&T's Project Manager responsible for the implementation of the Tariff 12 Networks.

    J. CURT HOCKEMEIER, age 49, was appointed Senior Vice President--Network Operations in October 1997. Prior to that, he had been Senior Vice President--Network Services. Mr. Hockemeier joined TCG in January 1993. Prior to that, he had been Vice President and General Manager of Cox Cable Oklahoma City since 1983. He joined Cox Cable in Atlanta in 1980 as Director of Corporate Advertising. Mr. Hockemeier was employed by General Electric Co. for 9 years in a variety of marketing communications assignments prior to joining Cox Cable.

    MARVIN L. LINDSEY, age 57, was appointed Senior Vice President--MIS in October 1997. Prior to that, he had been Senior Vice President--Engineering and MIS since December 1993. Prior to joining TCG, Mr. Lindsey was an independent telecommunications consultant for various large international telecommunications companies since July 1991. Mr. Lindsey was Service Vice President of AT&T's Business Communications organization from April 1987 to July 1991 and worked more than 28 years in various technical and operations positions with AT&T.

    STUART A. MENCHER, age 58, was appointed Senior Vice President--Sales and Marketing in October 1997. Prior to that, he had been Senior Vice President--National Sales and Marketing since February 1994. Prior to that, he had been Senior Vice President--New York Operations since February 1993 and Vice President and General Manager of Teleport Communications New York ("TCNY") since June 1992. From June 1991 until May 1992, Mr. Mencher worked as an independent consultant in the international telecommunications industry. From March 1987 to January 1990, Mr. Mencher served as a Senior Vice President of MCI Telecommunications Corp., primarily responsible for sales and marketing, and, from February 1990 to May 1991, he served as Senior Vice President of the U.S. Distribution Division of Motorola/Codex Corp. Prior to joining MCI, Mr. Mencher served in a variety of senior sales and marketing executive positions with AT&T Information Systems following almost sixteen years of sales, marketing and management experience with IBM's Data Processing Division.

    JOHN A. SCARPATI, age 46, has been Senior Vice President and Chief Financial Officer since March 1990. He has been the senior financial officer of TCG since its inception. Prior to joining TCG, he was Vice President and manager for Merrill Lynch & Co., primarily responsible for performing due diligence reviews for companies being considered for acquisition by Merrill Lynch & Co. or its subsidiaries. His assignments included Merrill Lynch & Co.'s investment in TCG and Merrill Lynch & Co.'s entry into the real estate brokerage and banking industries. Mr. Scarpati is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

    KENNETH A. SHULMAN, age 44, has been Senior Vice President--Technology since August 1995. Prior to that, he had been Vice President of Applied Research and Development since February 1994, Vice President of Technology and Network Planning since October 1991, Director, Engineering and Technology since June 1990 and Director, Research and Technology since November 1989. Prior to joining TCG in 1987, Mr. Shulman held positions as Director--Systems Engineering at MCI International, as District Manager--Integrated Network Evolution Planning at Bell Communications Research and as Supervisor-- Switching Systems Engineering at Bell Laboratories. Mr. Shulman serves on the Board of Directors of WarpSpeed Communications, Inc. and the Alliance for Telecommunications Industry Solutions ("ATIS") and is a member of the FCC's North American Numbering Council.

    MARIA TERRANOVA-EVANS, age 42, has been Vice President and Controller since February 1992. Ms. Evans has held various managerial and executive financial positions since joining TCG in September 1984 including accounting Manager, Controller, and accounting Director/Controller. She is also a Certified Public Accountant.

    WAYNE G. FOX, age 42, has been Vice President and Treasurer since June 1995. Prior to that, he had been Vice President--Corporate Ventures since January 1993 and Managing Director of Corporate Ventures since November 1992. Mr. Fox was a director of TCG from April 1991 to November 1992. Prior to joining TCG, he had been a Vice President and Director in the Mergers & Acquisitions Group for Merrill Lynch Capital Markets.

    JOHN W. THOMSON, age 49, has been Vice President and Secretary since June 1984. Mr. Thomson also served as General Counsel of TCG from June 1984 to February 1996, and as Senior Counsel for Merrill Lynch & Co. from 1981 to 1988.

    W. TERRELL WINGFIELD, JR., age 45, has been Vice President and General Counsel since March 1996. From March 1994 to February 1996, Mr. Wingfield served as Regional Vice President--Central Region Operations, and from January 1993 to March 1994 as Counsel--Affiliate Services. Prior to that, Mr. Wingfield had been Senior Counsel of CEI since 1989.

                          BOARD AND COMMITTEE MEETINGS

    During the year ended December 31, 1997, the Company's Board of Directors met six times. All directors attended at least 75% of the meetings of the Board of Directors and of the Committees on which they served that they were eligible to attend, except Larry E. Romrell and two former directors, Brendan R. Clouston and Brian L. Roberts.

    The Board of Directors has four Committees: the Audit Committee, the Compensation and Benefits Committee (the "Compensation Committee"), the Executive Committee and the Finance Committee. The Audit Committee's current members are Messrs. Schotters (Chairman), Hayes and Smith. The Audit Committee held three meetings during 1997. The Audit Committee recommends to the full Board of Directors the selection of independent auditors, reviews the activities and reports of the independent auditors and monitors the independent audit function and controls of TCG.

    The Compensation Committee's current members are Messrs. Dillon (Chairman), Gaines, Llewellyn and Smith. The Compensation Committee held five meetings during 1997. The Compensation Committee determines the compensation packages of the five most highly paid executives of TCG, reviews other compensation matters periodically and authorizes the issuance of stock options and other long-term incentive grants pursuant to approved plans.

    The Executive Committee's current members are Messrs. Annunziata (Chairman), Smith, Gaines, Robbins and Rogers. The Executive Committee held one meeting during 1997. The Executive Committee reviews and approves, within specific dollar limits, merger and acquisition proposals, capital spending above approved budget amounts and issuance of debt. The Executive Committee also approves TCG's expansion into new markets, reviews the annual budget submitted by TCG's management and submits a budget proposal to the full Board of Directors for ratification.

    The Finance Committee's current members are Messrs. Gaines (Chairman), Alchin and Hayes. The Finance Committee held three meetings during 1997. The Finance Committee reviews the TCG financing plans and investment policy.

                           COMPENSATION OF DIRECTORS

    No director receives any retainer or compensation for serving as a director except for TCG's two independent directors ("the Independent Directors"), currently Messrs. Llewellyn and Rogers. Each Independent Director is entitled to a fee of $6,250 for each calendar quarter he serves as a director and the reimbursement of all reasonable expenses related to attendance at meetings of the Board of Directors or any Committee thereof. Fifty percent of the quarterly fee is payable in cash with the remaining fifty percent payable in shares of TCG Class A Common Stock pursuant to the terms of the Teleport Communications Group Inc. Directors Stock Plan. In addition, each Independent Director is paid $1,000 in cash for each meeting of the Board of Directors which the Independent Director attends in person and $250 in cash for each calendar quarter during which the Independent Director serves as the Chairman of a Committee of the Board of Directors.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

COMMITTEE'S COMPENSATION PHILOSOPHY

    The Compensation Committee of the Board of Directors of the Company (the "Committee") is responsible for the establishment, administration and review of executive compensation programs and policies of the Company. The overriding goal and philosophy of the Committee is to provide an executive compensation package designed to increase stockholder value, largely through the use of long-term equity-based incentives which align the financial interests of the Company's executives with those of the Company's stockholders. Based on this philosophy, the Committee has established the executive compensation policy described below. This policy has guided the Committee in making executive compensation decisions for 1997.

    In formulating specific executive compensation programs and establishing compensation levels, the Committee reviews competitive compensation data provided by a national, executive compensation consulting firm. This data is based on a survey conducted by the consulting firm of companies with which TCG competes for business.

EXECUTIVE COMPENSATION POLICY

    The executive compensation policy of the Committee is comprised of two components: 1) annual compensation, consisting of base salary and annual performance bonus; and 2) long-term incentives, consisting of equity-based awards. In keeping with the Committee's philosophy of focusing on stockholder value, the annual component of the executive's compensation is targeted at the 50th percentile of the competitive data for positions of similar responsibility. The long-term component of the executive's package is targeted to bring the executive's total compensation up to the 75th percentile of the competitive data, provided the Company demonstrates similar performance characteristics.

    ANNUAL BASE SALARY AND BONUSES. Base salary is designed to provide meaningful levels of compensation to executives, while helping the Company manage its fixed costs. The Committee determines the salary of the Chief Executive Officer, and reviews the recommendations of the Chief Executive Officer in determining the base salaries of other executive officers, including the Named Executive Officers. Salaries are determined annually, and are based on the Committee's review of job scope and responsibilities, length of service, individual and Company-wide performance, competitive rates for similar positions, as indicated by the competitive data, and subjective factors.

    Annual bonuses are awarded on the basis of performance as compared to pre-established, performance goals determined by the Committee. Pursuant to the employment agreement with the Chief Executive Officer, the Chief Executive Officer is entitled to an annual bonus of 60% of base salary if the target performance goals established by the Committee are met. Pursuant to employment agreements with each of the Senior Vice Presidents of the Company, which include the other Named Executive Officers, each of the Senior Vice Presidents is entitled to an annual bonus of 40% of base salary if the target performance goals are met. For fiscal year 1997, the performance goals established by the Committee were based on the Company's financial budget, as established by the Board, as well as subjective judgment regarding the Company's performance compared to the general industry and competitors. In the discretion of the Committee, an executive's annual bonus may be paid in the form of an award of Class A Common Stock under the Company's Restricted Stock and Bonus Plan.

    LONG-TERM INCENTIVES. Long-term incentives are generally provided to executive officers through an annual grant of stock option awards under the Company's 1993 Stock Option Plan (the "Stock Option Plan"). Awards under the Stock Option Plan provide compensation to executives based on the appreciation in the value of the Company's stock over the exercise price established under the option award.

    Based on the Committees's review of the competitive data and the Company's performance in 1997, annual option awards were made to executive officers in November of 1997 consistent with the Committee's executive compensation policy. These options have a term of ten years and an exercise price per share equal to the fair market value of a share of Class A Common Stock as of the date of grant, or $46.98. To encourage the continued employment of executive officers, these options will vest 25% per year beginning January 1, 1998, provided the executive remains employed with the Company. In addition, in October of 1997, executive officers received option awards pursuant to the Milestone Award Program under which all employees of the Company employed as of October 31, 1997 received an option award for 50 shares of Class A Common Stock in recognition of the Company's reaching a monthly sales revenue target of $50 million. Awards under the Milestone Award Program were issued at an exercise price per share equal to the fair market value of a share of Class A Common Stock as of the date of grant , or $49.00. These options have a term of ten years and will vest on October 31, 1999, provided the executive remains employed with the Company as of that date.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The executive compensation policy described above was applied in determining the base salary, annual bonus and long-term incentive compensation paid to Robert Annunziata, the Company's Chairman, President and Chief Executive Officer for 1997. In 1997, Mr. Annunziata's base salary was $370,000. Based on the performance goals established by the Committee for revenue growth and profitability, and the Company's financial and operating performance as compared to general industry and the Company's competitors, Mr. Annunziata was awarded an annual bonus for 1997 of $650,000. This bonus was payable 50% in cash and 50% in a grant of restricted shares of Class A Common Stock under the Restricted Stock and Bonus Plan valued at the average trading value of the stock on November 19, 1997. The cash bonus and restricted stock award were paid to Mr. Annunziata on February 1, 1998. The restricted stock award will become 100% vested on January 1, 2000, provided Mr. Annunziata remains employed by the Company as of that date. In continuation of the Committee's policy of having the financial interests of the Company's executives aligned with those of the Company's stockholders, Mr. Annunziata was awarded an annual long-term incentive compensation for 1997 in the form of options to purchase 100,000 shares of Class A Common Stock with terms identical to those issued to other executive officers and described above. Mr. Annunziata was also a recipient of an option for 50 shares of Class A Common Stock under the Milestone Award Program.

TAX DEDUCTIBILITY CONSIDERATIONS

    Section 162(m) of the Internal Revenue Code limits the annual deduction the Company may take with respect to the compensation paid to each Named Executive Officer to $1 million. Performance-based compensation meeting certain requirements of Section 162(m) and the regulations issued thereunder are excluded from the annual $1 million deductibility limit. Thus far, no Named Executive Officer has received taxable compensation that has exceeded the deductibility limit. The Committee intends to preserve the deductibility of compensation under Section 162(m) by developing performance-based compensation arrangements which will satisfy the requirements of Section 162(m) so that compensation paid thereunder will not be subject to the annual deducibility limit.

                                          John R. Dillon
                                          Gerald W. Gaines
                                          James Bruce Llewellyn
                                          Lawrence S. Smith

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on the Company's Class A Common Stock, for the period commencing on June 27, 1996, the date of the Company's initial public offering, and ending on December 31, 1997, with that of the NASDAQ Composite Index and an index of six peer companies in the competitive local exchange carrier industry selected by the Company (assuming the investment of $100 in each vehicle on June 27, 1996, and the reinvestment of all dividends on a quarterly basis). The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                              [LOGO]

                                                                    6/27/96     12/31/96     12/31/97
TELEPORT COMMUNICATIONS GRP INC CL A                                     100       173.05       311.35
PEER GROUP INDEX                                                         100        94.48       115.80
NASDAQ MARKET INDEX                                                      100       107.59       131.61

    Companies in the Peer Group are as follows: American Communications Services, Inc., GST Telecommunications, Inc., ICG Communications, Inc., Intermedia Communications, Inc., WorldCom, Inc. ("WorldCom") and McLeodUSA Incorporated. The Peer Group used in last year's performance graph consisted of American Communications Services, Inc., Brooks Fiber Properties, Inc. ("Brooks Fiber"), GST Telecommunications, Inc., ICG Communications, Inc., Intermedia Communications, Inc., MFS Communications, Inc. ("MFS") and McLeodUSA Incorporated. In 1997, WorldCom acquired both Brooks Fiber and MFS. Consequently, Brooks Fiber and MFS are not included in this year's Peer Group, and WorldCom is included in the Peer Group.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth the compensation of TCG's President and Chief Executive Officer and each of the four remaining most highly compensated executive officers (the "Named Executive Officers") for all services rendered to TCG in the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                --------------------------
                                                   ANNUAL COMPENSATION          RESTRICTED   # SECURITIES
                                           -----------------------------------     STOCK      UNDERLYING        ALL OTHER
NAME AND POSITION                           FISCAL YEAR    SALARY      BONUS      AWARDS        OPTIONS      COMPENSATION(2)
-----------------------------------------  -------------  ---------  ---------  -----------  -------------  -----------------

Robert Annunziata........................         1997    $ 370,200  $ 325,000(1)  $ 375,227(1)     100,050     $  45,265
  President, Chief Executive                      1996      300,000    520,000      --           191,295           28,917
Officer and Chief Operating                       1995      240,000    185,580      --            --               27,879
Officer

John A. Scarpati.........................         1997      225,583    150,000      --            55,050           32,535
  Senior Vice President and                       1996      175,660    273,000      --            97,955           21,653
Chief Financial Officer                           1995      159,931    115,020      --            --               20,088

Joel D. Gross............................         1997      192,667    110,000      --            24,550           30,188
Senior Vice President                             1996      165,413    153,000      --            39,555           10,791
                                                  1995      147,047     95,000      --            --                9,141

Alf T. Hansen............................         1997      188,250    140,000      --            21,050           19,430
Senior Vice President                             1996      167,383     91,000      --            47,120           14,741
                                                  1995      148,462     95,250      --            --               13,168

Stuart A. Mencher........................         1997      188,083    121,000      --            28,050           15,936
Senior Vice President                             1996      165,367    133,000      --            44,598           12,059
                                                  1995      146,284     96,200      --            --               10,337

------------------------

(1) Represents 6,723 shares of restricted stock awarded to Mr. Annunziata on February 1, 1998 as part of his annual bonus for 1997. The aggregate value of these awards shown above is based on a price of $55.8125 per share, the closing price of Class A Common Stock on January 30, 1998, the last business day preceding the date of the award. These shares of restricted stock vest January 1, 2000, provided he remains employed as of that date.

(2) Includes amounts contributed by TCG to the Retirement Savings Plan, the Make-Up Plan and the Basic and Supplemental Group Life Insurance Plans for each Named Executive Officer as stated below:

                                                                     SAVINGS      MAKE-UP     GROUP LIFE
                                                                      PLAN         PLAN          PLAN
                                                                   -----------  -----------  -------------
Mr. Annunziata........................................       1997   $   7,100    $  36,536     $   1,629
                                                             1996       6,750       20,545         1,622
                                                             1995       6,750       19,507         1,622

Mr. Scarpati..........................................       1997       8,500       23,176           859
                                                             1996       8,063       12,731           859
                                                             1995       8,063       11,521           504

Mr. Gross.............................................       1997       4,300       25,459           429
                                                             1996       4,125        6,360           306
                                                             1995       4,125        4,710           306

Mr. Hansen............................................       1997       5,700       11,819         1,911
                                                             1996       5,438        8,249         1,054
                                                             1995       5,438        6,676         1,054

Mr. Mencher...........................................       1997       4,300        9,732         1,904
                                                             1996       4,125        6,622         1,312
                                                             1995       4,125        4,900         1,312

    The table below sets forth information concerning stock option grants made in the fiscal year ending December 31, 1997 to the Named Executive Officers:

                       OPTION GRANTS IN 1997 FISCAL YEAR

                                                            INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                           ----------------------------------------------------       VALUE AT ASSUMED
                                                #                                                     ANNUAL RATES OF
                                           SECURITIES    % OF TOTAL                               STOCK PRICE APPRECIATION
                                           UNDERLYING      OPTIONS      EXERCISE                      FOR OPTION TERM
                                             OPTIONS     GRANTED TO     PRICE PER   EXPIRATION   --------------------------
NAME                                       GRANTED(1)     EMPLOYEES       SHARE        DATE         5%(2)         10%(2)
-----------------------------------------  -----------  -------------  -----------  -----------  ------------  ------------
Robert Annunziata........................          50           .03%    $   49.00     10/31/07   $      1,541  $      3,905
                                              100,000          6.48         46.98     11/19/07      2,954,547     7,487,402
John A. Scarpati.........................          50           .03         49.00     10/31/07          1,541         3,905
                                               55,000          3.56         46.98     11/19/07      1,625,001     4,118,071
Joel D. Gross............................          50           .03         49.00     10/31/07          1,541         3,905
                                               24,500          1.59         46.98     11/19/07        723,864     1,834,414
Alf T. Hansen............................          50           .03         49.00     10/31/07          1,541         3,905
                                               21,000          1.36         46.98     11/19/07        620,455     1,572,354
Stuart A. Mencher........................          50           .03         49.00     10/31/07          1,541         3,905
                                               28,000          1.81         46.98     11/19/07        827,273     2,096,473

------------------------

(1) All options are Incentive Stock Options under section 422 of the Internal Revenue Code to the extent allowable and expire 10 years from date of grant. The 50 options which expire on October 31, 2007 vest 100% on October 31, 1999. The remaining options, which expire on November 19, 2007, vest 25% per year beginning January 1, 1998.

(2) The potential realizable value portion of the foregoing table illustrates the gain that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of TCG's Common Stock over the term of the option. Actual gains, if any, on the stock option exercises are dependent on the future performance of the Common Stock, overall market conditions, as well as the options holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

              AGGREGATED OPTION/SAR EXERCISES IN 1997 FISCAL YEAR
                   AND 1997 FISCAL YEAR-END OPTION/SAR VALUE

                                                             NUMBER OF
                                                        UNEXERCISED OPTIONS       VALUE OF UNEXERCISED
                                  SHARES                 AT FISCAL YEAR END     IN-THE-MONEY OPTIONS AT
                                 ACQUIRED      VALUE        EXERCISABLE/            FISCAL YEAR END
NAME                            ON EXERCISE  REALIZED      UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
------------------------------  -----------  ---------  --------------------  ----------------------------
Robert Annunziata.............      --          --        223,309    347,172  $  10,714,366  $  10,031,773
John A Scarpati...............      --          --         79,753    172,943      3,826,549      4,796,835
Alf T. Hansen.................      --          --         54,232     81,728      2,602,051      2,525,743
Joel D. Gross.................      --          --         39,877     74,074      1,913,298      2,095,539
Stuart A. Mencher.............      --          --         41,472     83,016      1,989,827      2,332,754

                   EMPLOYMENT CONTRACTS, SEVERANCE AGREEMENTS
                        AND CHANGE OF CONTROL AGREEMENTS

    Robert Annunziata has entered into an employment agreement with TCG which expires December 31, 2000. The agreement provides that Mr. Annunziata will be employed as Chairman of the Board of Directors, President and Chief Executive Officer of TCG. The agreement establishes a base salary to be paid to Mr. Annunziata each year which is subject to annual adjustment by the Compensation Committee and increased at least 5% per year. In addition, he is entitled to annual bonuses in the range of 0% to 90% of his base salary, subject to the attainment of certain performance objectives. The amount of the bonus is determined at the discretion of the Compensation Committee. If the annual goals set by the Compensation Committee are achieved, the target bonus is 60% of Mr. Annunziata's base salary. If TCG terminates Mr. Annunziata's employment without Cause or if Mr. Annunziata terminates his employment for Good Reason or within six months of a Change in Control, then Mr. Annunziata is entitled to receive:
(i) the continued payment of his base salary, plus an annual bonus equal to no less than 60% of his base salary, for a period of 24 months, (ii) immediate and full vesting of all forms of deferred, contingent long-term compensation, (iii) the options vested under the terms of his stock option award as of the termination date, and (iv) the continuance of all benefits and perquisites for 24 months, or if earlier, until the date Mr. Annunziata commences other employment providing comparable benefits. With certain exceptions, a Change in Control is a direct or indirect transfer of 50% or more of the beneficial ownership of the capital stock of TCG in one or more transactions to any entity other than any of TCI, CEI, Comcast or Continental and their respective controlled subsidiaries. Mr. Annunziata may be terminated for Cause if he materially breaches his employment agreement by acting or willfully failing to act with results that are materially and demonstrably injurious to the business of TCG. Mr. Annunziata may terminate his employment for Good Reason if (i) without his prior written consent, there is a material reduction in his functions, duties and responsibilities as Chairman of the Board of Directors, President and Chief Executive Officer, (ii) without his consent, his office is relocated outside the Northeast Corridor or (iii) there is a material breach of his employment agreement by TCG. Mr. Annunziata has agreed not to compete with TCG for the term of his employment with TCG and for an additional period of two years thereafter in the local telecommunications business.

    Each of the other Named Executive Officers also has entered into an employment agreement with TCG. The terms of each of these four agreements are substantially identical. The term of the employment agreement of Mr. Scarpati expires on December 31, 2000. The term of the employment agreement of Mr. Atkinson expires on December 31, 1998. Mr. Gross' employment agreement expires June 30, 1998, Mr. Hansen's employment agreement expires December 31, 1999 and Mr. Mencher's agreement expires on December 31, 1999. Each agreement specifies the base salary to be received by the executive, and provides for annual adjustment of the base salary by the CEO, with the approval of the Compensation Committee, provided that the annual increase must be at least 5%. In addition, each executive is entitled to annual bonuses in the range of 0% to 60% of his base salary, subject to the attainment of certain performance objectives established by the CEO with the approval of the Compensation Committee. The amount of the bonus is determined at the discretion of the Compensation Committee. If the annual goals set by the Compensation Committee are achieved, the target bonus is 40% of the executive's base salary. If TCG terminates the executive's employment without Cause or if, following a Change in Control, the executive gives TCG at least six months notice that he is terminating employment, then the executive is entitled to receive (i) annual payments equal to his base salary, plus an annual bonus equal to no less than 30% of his base salary, plus benefits, through the end of the term of the agreement, but for no less than six months and (ii) continued employment service credit, for the remaining term of the employment agreement, for purposes of vesting under all forms of deferred compensation and long-term incentive plans. The executive may be terminated for Cause if he materially breaches his employment agreement by acting or willfully failing to act with results that are materially and demonstrably injurious to the business of TCG. With certain exceptions, a Change in Control is deemed to occur if there is a direct or indirect transfer of 50% or more of the legal or beneficial ownership of stock of TCG, in one or more transactions, to any entity other than to any of TCI, CEI, Comcast or Continental or any of their controlled subsidiaries. Each agreement provides that during the six-month period following his termination for any reason, the executive shall have the right to require TCG to purchase from him any stock of TCG that he owns, at the then appraised value or, if he terminates on or after July 1 of any year, at the appraised value as of the following December 31. Each executive has agreed not to compete with TCG during the term of his employment or while he is receiving the severance benefits described above.

EMPLOYMENT AGREEMENTS WITH AT&T

    On January 8, 1998, TCG entered into an Agreement and Plan of Merger (the "AT&T Merger Agreement") with AT&T Corp. ("AT&T") and TA Merger Corp., a wholly-owned subsidiary of AT&T ("AT&T Merger Sub"), pursuant to which, subject to satisfaction of the closing conditions specified therein, AT&T Merger Sub would merge with and into TCG, with TCG surviving as a wholly-owned subsidiary of AT&T (the "AT&T Merger"). It is currently anticipated that Mr. Annunziata will continue as President and Chief Executive Officer of TCG, and that the other executive officers, including Messrs. Scarpati, Hansen, Mencher, Atkinson and Gross, will continue in their respective capacities with TCG after the AT&T Merger. Each of Messrs. Annunziata, Scarpati, Hansen, Mencher, Atkinson and Gross has entered into an employment agreement with AT&T, dated as of January 8, 1998 (as did certain other executive officers of TCG). Each such agreement commences as of the effective date of the AT&T Merger. The AT&T Merger is conditioned upon the agreements with each of Messrs. Annunziata, Scarpati and Hansen being in full force and effect and each being employed thereunder as of the effective date of the AT&T Merger, subject to their death or disability.

    The terms of each of the employment agreements for Messrs. Annunziata, Scarpati, Hansen, Mencher, Atkinson, and Gross are substantially identical. The terms of the employment agreements of Messrs. Annunziata and Scarpati expire on the fourth anniversary of the effective date of the AT&T Merger, and the employment agreements of Messrs. Atkinson, Hansen, Mencher and Gross expire on the third anniversary of the effective date of the AT&T Merger. Each agreement specifies the annual base salary to be received by the executive, and provides for annual adjustment of the annual base salary by AT&T's compensation committee, provided that the annual increase must be at least 5%. In addition, each executive is entitled to annual bonuses and stock options. The executives will also be granted upon the effective date of the AT&T Merger restricted performance shares/units under the AT&T long term incentive plan. Upon the effective date of the AT&T Merger, Mr. Annunziata will be granted restricted shares of AT&T common stock or restricted phantom share units, which will vest on the last day of his employment term. Each of Messrs. Annunziata, Scarpati, Hansen, Mencher, Atkinson and Gross are entitled to special supplemental pension benefits which will vest on the last day of the employment term, and the amount therein generally will be payable to the executive following the later of the executive's (i) termination of employment, or (ii) attainment of age 55. Each executive has agreed not to compete with AT&T during the term of his employment and for the two-year period following the termination of his employment.

           PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 2)

    The Board of Directors, upon recommendation of the Audit Committee, has appointed Deloitte & Touche LLP to audit the books and accounts of the Company and its subsidiaries for the fiscal year ended December 31, 1998, and is seeking the ratification of this appointment by the stockholders.

    A partner of Deloitte & Touche LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she so desires to do so, and is expected to be available to respond to appropriate questions.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table provides information, as of March 23, 1998, with respect to the beneficial ownership of TCG Common Stock by (i) each person known by TCG to be the beneficial owner of more than 5% of any class of TCG's voting securities, (ii) each director, TCG's President and Chief Executive Officer and the four most highly compensated other executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated, the address of each holder is the same as TCG. Each holder has sole voting and investment power with respect to all shares of stock listed as owned by such person.

                                                      CLASS A COMMON   CLASS B COMMON
                                                      STOCK OWNED AND  STOCK OWNED AND  PERCENT OF VOTE OF
                                                        PERCENT OF       PERCENT OF       ALL CLASSES OF
NAME                                                       CLASS            CLASS          COMMON STOCK
----------------------------------------------------  ---------------  ---------------  -------------------
Cox(1)(2)...........................................        --             39,087,594(   4%)           32.7
TCI(3)(2)...........................................      1,011,528(1 6%)     48,779,388(   0%)           40.9
Comcast(4)(2).......................................        --             25,622,058(   6%)           21.4
The Equitable Companies Incorporated(5).............      5,644,983(9 2%)       --                  **
FMR Corp.(6)........................................      5,322,130(8 6%)       --                  **
Robert Annunziata...................................        239,907(**)       --                    **
John A. Scarpati....................................         93,264(**)       --                    **
Stuart A. Mencher...................................         66,341(**)       --                    **
Joel D. Gross.......................................         86,862(**)       --                    **
Alf T. Hansen.......................................        102,013(**)       --                    **
James O. Robbins....................................          4,700(**)       --                    **
John R. Alchin                                              --               --                     **
John R. Dillon......................................          3,500(**)       --                    **
Gerald W. Gaines....................................          3,000(**)       --                    **
Lawrence S. Smith                                           --               --                     **
Larry E. Romrell                                            --               --                     **
David M. Woodrow....................................          1,500(**)       --                    **
James Bruce Llewellyn...............................          5,582(**)       --                    **
C.B. Rogers, Jr.....................................         10,582(**)       --                    **
Jimmy W. Hayes......................................          1,100(**)       --                    **
Bernard W. Schotters--..............................        --               --                     **
Executive Officers and Directors, as group(7).......      1,011,088(1 6%)       --                  **

------------------------

**  Represents less than one percent of the vote of all classes of Common Stock.

(1) Owned by Cox Teleport Partners, Inc., a wholly-owned subsidiary of Cox, a subsidiary of CEI. The business address for Cox Teleport Partners, Inc. is 1400 Lake Hearn Drive, Atlanta, Georgia 30319. The information contained in this table with respect to Cox is based on a joint filing on Schedule 13D reporting ownership as of July 17, 1996, by Cox, TCI, Comcast, Continental and certain control persons of such entities (the "Joint 13D"). The Joint 13D was amended by Cox, TCI and Comcast on January 28, 1998.

(2) Solely as a result of the agreement of the Cable Stockholders to vote in favor of the others' director nominees under the Amended Stockholders' Agreement, the Cable Stockholders may be deemed to share beneficial ownership of the shares beneficially owned by each of them.

(3) Owned by TCI Teleport, Inc., a wholly-owned subsidiary of TCI. The business address of TCI is 5619 DTC Parkway, Englewood, Colorado 80111-3000. The information contained in this table with respect to TCI is based on the Joint 13D.

(4) Owned by Comcast Teleport, Inc. and Comcast Communications Properties, Inc., two wholly-owned subsidiaries of Comcast. The business address of Comcast is 1500 Market Street, Philadelphia, Pennsylvania 19102-2148. The information contained in this table with respect to Comcast is based on the Joint 13D, as amended separately by Comcast on October 22, 1996, December 23, 1996, May 12, 1997 and October 27, 1997. See footnote (1).

(5) The business address for The Equitable Companies Incorporated is 1290 Avenue of the Americas, New York, New York 10104. The information contained in this table with respect to The Equitable Companies Incorporated is based on a
    Schedule 13G/A jointly filed by the Mutuelles AXA, AXA-UAP, The Equitable Companies Incorporated, and their subsidiaries on February 17, 1998.

(6) The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The information contained in this table with respect to FMR Corp. is based on a Schedule 13G filed on February 14, 1998.

(7) Includes 709,791 shares of TCG Class A Common Stock subject to stock options exercisable within 60 days. Excludes all shares of TCG Common Stock held by the Cable Stockholders including shares of TCG Common Stock that may be deemed to be indirectly owned by a director of TCG who is also an executive officer or director of one of the Cable Stockholders.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than 10% of the Company's Class A Common Stock to file reports of ownership and changes in ownership of the Company's Class A Common Stock with the Securities and Exchange Commission ("SEC"). Based solely on a review of copies of such reports and written representations from such reporting persons, the Company believes that through the date of this Proxy Statement, its executive officers, directors and greater than ten percent stockholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act, except that one late report covering one transaction was filed by each of Messrs. Atkinson, Gaines, Hayes, and Hockemeier and Ms. Gewirtzman. In addition, one late filing was made on behalf of each of Messrs. Annunziata, Atkinson, Fox, Scarpati, Thomson and Wingfield and Ms. Terranova-Evans in connection with an exempt payment under the Company's Unit Appreciation Plan based upon outside counsel's interpretation that later reporting was permitted.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    1997 EQUITY OFFERING. On November 13, 1997, TCG consummated an equity offering. Of the 17,250,000 shares of TCG Class A Common Stock offered, 7,304,408 shares were offered by TCG and 9,945,592 shares were offered by a subsidiary of Continental Cablevision, Inc. ("Continental"). Continental acquired its interest in TCG in May 1993. As a result of the consummation of the 1997 equity offering, Continental does not hold any shares of TCG Common Stock.

    AMENDED STOCKHOLDERS' AGREEMENT. The Company and the holders of its Class B Common Stock (the "Cable Stockholders") entered into the Amended Stockholders' Agreement dated as of June 26, 1996 (the "Amended Stockholders' Agreement"). The following summary description of the Amended Stockholders' Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Amended Stockholders' Agreement, which is filed as an exhibit to TCG's Registration Statement on Form S-1 (Registration Nos. 333-3850 and 333-3984, as amended). Furthermore, there can be no assurance that the Cable Stockholders will not cause the Amended Stockholders' Agreement to be amended, modified or terminated or cause TCG to waive any provision of the Amended Stockholders' Agreement.

    The Amended Stockholders' Agreement provides that at each annual meeting of TCG's stockholders at which directors are elected, the holders of the TCG Class B Common Stock will vote their shares in favor of nominees for director to be designated as follows: (i) the holders of TCG Class B Common Stock will designate ten nominees (with the right of a holder of TCG Class B Common Stock to designate one or more nominees depending on the percentage of the TCG Class B Common Stock held by it), (ii) the Board of Directors of TCG will designate by unanimous consent the Chief Executive Officer of TCG as a nominee and (iii) the Board of Directors with the unanimous approval of the holders of TCG Class B

Common Stock that have the right to designate nominees for director shall designate two individuals as nominees for director who are neither employed by nor affiliated with TCG or any holder of TCG Class B Common Stock. Under the Amended Stockholders' Agreement, a holder of TCG Class B Common Stock generally is entitled to designate one director nominee for each 9% of the outstanding shares of TCG Class B Common Stock held by it and its affiliates. Under TCG's Amended and Restated Certificate of Incorporation or the Amended Stockholders' Agreement, the holders of the TCG Class A Common Stock will not have the right, as a class, to nominate any individuals for election to the Board of Directors. The Amended Stockholders' Agreement prohibits any transfer of TCG Class B Common Stock held by the parties thereto, unless expressly permitted under the terms thereof. Parties to the Amended Stockholders' Agreement have certain rights of first offer and rights of first refusal thereunder with respect to proposed sales of the TCG Class B Common Stock.

    Each holder of TCG Class B Common Stock has the right to sell all or a part of its TCG Class B Common Stock upon receiving a bona fide offer from an unaffiliated third party, subject to giving notice to the other holders of TCG Class B Common Stock who have designated at least one director, which notice shall contain an offer to sell such stock to such other holders of TCG Class B Common Stock on the terms and conditions set forth in the offer from the third party. Subject to certain limitations, the non-selling holders of TCG Class B Common Stock have the right to purchase pro rata all, but not less than all, of the TCG Class B Common Stock offered. If the non-selling holders of TCG Class B Common Stock do not purchase all of the TCG Class B Common Stock offered, the offering holder of TCG Class B Common Stock may sell the TCG Class B Common Stock to the third party on the terms contained in the offer made to the other holders of TCG Class B Common Stock. However, unless the amount of TCG Class B Common Stock is sufficient to entitle the transferee to designate a nominee for director under the Amended Stockholders' Agreement (i.e., the total percentage of TCG Class B Common Stock that would be held by the transferee and certain of its affiliates is at least nine percent) and the transferee agrees to become a party to the Amended Stockholders' Agreement, any TCG Class B Common Stock included in the stock being sold must be converted to TCG Class A Common Stock.

    If any party desires to convert TCG Class B Common Stock to TCG Class A Common Stock, it must first offer that stock at a market price to the other holders of TCG Class B Common Stock who have the right to designate at least one director. If such other holders do not elect to buy such stock, then such stock can be converted to TCG Class A Common Stock and sold by the selling stockholder free of restrictions under the Amended Stockholders' Agreement.

    The parties to the Amended Stockholders' Agreement have demand registration rights on the following terms: (i) such parties collectively will have the right to make one demand per year (with any such party having the right to make such demand), (ii) the amount which can be sold pursuant to any demand may be limited if the managing underwriter selected by TCG with the approval of the party to the Amended Stockholders' Agreement that has included the largest number of shares in the registration advises TCG that marketing factors require a limitation of the number of shares to be underwritten and (iii) if the amount determined pursuant to clause (ii) is less than the aggregate amount which such parties want to sell in such offering, each such party will have the right to sell its pro rata portion of the maximum amount. The parties to the Amended Stockholders' Agreement participating in the registration must reimburse TCG for its out-of-pocket expenses incurred in connection with any such demand registration.

    The Amended Stockholders' Agreement will terminate when the aggregate voting power of the TCG Class B Common Stock represents less than 30% of the aggregate voting power of all outstanding TCG Common Stock.

    EASTERN TELELOGIC CORPORATION AND COMCAST. Effective March 1, 1997, TCG completed its previously announced acquisition of Eastern TeleLogic Corporation ("ETC") for 2,757,083 shares of TCG Class A Common Stock. ETC is the leading competitive local exchange carrier in Philadelphia, Pennsylvania and in the neighboring cities of Camden, New Jersey and Wilmington, Delaware. In the first of two steps, on

October 25, 1996, ETC redeemed shares of its stock and employee stock options (approximately 47%) not held by Comcast CAP, a corporation owned 51% by Comcast Corporation and 49% by TCG. Comcast CAP borrowed at a market interest rate approximately $115 million from TCG as a short-term loan and, in turn, loaned this amount to ETC to effect the redemption. In the second step, TCG acquired Comcast's 51% stock interest in Comcast CAP in exchange for 2,757,083 shares of TCG Class A Common Stock, resulting in ETC becoming a wholly-owned subsidiary of TCG. In May 1997, Comcast transferred the 2,757,083 shares of TCG Class A Common Stock to a third party in a private transaction. TCG also assumed an aggregate of approximately $52.6 million of ETC debt and other obligations. The acquisition of ETC provides TCG with access to the Philadelphia market, the nation's fifth largest market, and allows TCG to establish a contiguous network between Boston and Washington, D.C. ETC operates a Class 5 digital telephone switch on its 525-mile fiber optic network which connects to more than 360 buildings. As part of the acquisition, TCG assumed the ETC's credit facility. This facility, which ETC entered into in October 1995, is a $60 million credit facility with certain banks. Initial borrowings under the ETC facility of $37 million were principally used to repay existing long-term debt, leases and certain subordinated convertible demand promissory notes.

    AT HOME CORPORATION. In April 1997, TCG entered into a Master Communications Services Agreement with At Home, which is owned in part by certain of the owners of the Cable Stockholders. The Agreement provides for both promotional and standard pricing over a five year term and provides At Home with the option to colocate certain of its equipment in TCG premises in which event At Home incurs certain obligations to use TCG's services. TCG believes that the Internet services being or to be offered by At Home may compete with services being or to be offered by TCG through its TCG CERFnet, Inc. subsidiary. The amount receivable from At Home at December 31, 1997 was $0.2 million.

    KANSAS CITY FIBER NETWORK, L.P. In December 1997, TCG agreed to purchase substantially all of the assets used in connection with a fiber optic communications system of Kansas City Fiber Network L.P. ("KCFN"), a majority of the equity of which is owned by TCI. Pending the closing of such transaction, TCG is providing certain services in connection with the operations of such communications system, which is located in the Kansas City Missouri/Overland Park, Kansas metropolitan area. The purchase price is approximately $55 million and TCG will be required to assume certain obligations of the seller. Consummation of the purchase of the assets of KCFN is subject to the receipt of required regulatory approvals and other related consents. Accordingly, there can be no assurance that the purchase of the assets of KCFN will be successfully consummated or, if successfully completed, when it might be completed.

    OPERATOR MANAGED VENTURES SERVICES AGREEMENTS WITH COX. Pursuant to the terms of three Operator Managed Ventures Services Agreements between TCG and certain affiliates of Cox, TCG has options to acquire up to a 35% interest in the competitive access businesses conducted by such affiliates of Cox in New Orleans, Oklahoma City and the Hampton Roads, Virginia area, respectively. To the extent the Cox competitive access provider has derived revenue from any contract entered into by TCG as a result of sales efforts engaged in by TCG on behalf of such Cox operations, the purchase price shall be the ratio of the annual TCG generated revenue to total annual revenue of the Cox operation multiplied by the book value of the assets of the Cox operation. If such ratio is less than 35%, TCG may purchase the balance, up to 35%, of that Cox operation for the fair market value (as determined in accordance with the Operator Managed Ventures Services Agreements) of the operation. There is no cap or maximum purchase price under the terms of the Operator Managed Ventures Services Agreements. In November 1996 TCG notified Cox of its intention to exercise its option to purchase a 35% interest in Cox's Hampton Roads, Virginia operations (TCG's options to acquire 35% interests in Cox's New Orleans and Oklahoma City operations do not mature until 1999). Cox and TCG engaged in discussions concerning the calculation of the purchase price formula for Hampton Roads, Virginia, and a possible renegotiation and restructuring of the respective rights and obligations of the parties under each of the Operator Managed Ventures Services Agreements. However, in connection with the AT&T Merger, Cox and TCG agreed to suspend their negotiations and to toll the option period until the later of six months after the effective date of the AT&T Merger and the contractual trigger date.

    TCG also provides management services to certain affiliates of Cox under these agreements, including billing services, network monitoring and accounts receivable functions. Under the terms of the agreements, TCG retains 8% of the collected revenues from Cox customers as a royalty fee. Royalty fees recorded from Cox were approximately $0.6 million for the year ended 1997, and are included in management and royalty fees from affiliates in the statement of operations. The amount due to Cox under these agreements was $1.7 million as of December 31, 1997. Included in accounts receivable-trade are approximately $1.0 million at December 31, 1997 for amounts owed by Cox customers. In the event of a purchase of an interest in any of the Cox operations by TCG, the royalty fee for such operation is reduced to 3%.

    RESIDENTIAL TELEPHONY AGREEMENTS. In 1996, TCG entered into a preliminary, short-term agreement with TCI which provided for the provision of certain services by TCG to TCI in connection with the development by TCI of residential telephony service offerings in Hartford, Connecticut, Fremont, California and Arlington Heights, Illinois. TCI has agreed to reimburse TCG for certain costs and cost of capital in connection with these services. TCI and TCG are also in the process of negotiating market-based agreements regarding the provision of residential telephony services in certain multiple dwelling units at various locations. TCG has entered into agreements with Comcast to support Comcast residential service offerings in various locations. At December 31, 1997, the amount due to TCG for reimbursement by Cable Stockholders in respect of residential services was $1.0 million, and are included in related parties within the accounts receivable.

    SALES OF FIBER OPTIC CABLE. In 1994, TCG entered into agreements with providers of fiber optic cable that contained discounts for certain volumes of purchases. The agreements permitted TCG to purchase cable on behalf of affiliates, including minority partners in the Local Market Partnerships, and to apply those purchases toward the volume discounts. In 1996 and 1997, TCG purchased cable on behalf of certain of the Cable Stockholders which it then sold to them at cost. At December 31, 1997, the amount receivable from the Cable Stockholders was approximately $1.1 million. TCG has purchased cable on behalf of unaffiliated parties as well.

    FACILITIES ARRANGEMENTS. Affiliates of the Cable Stockholders have entered into two types of arrangements with TCG pursuant to which fiber optic and cable transmission facilities are made available to it. Pursuant to the terms of one type of such arrangements, providing an indefeasible right of use, the compensation payable by TCG is based on the affiliate's cost of construction of such facilities, generally payable over five years. For the year ended December 31, 1997, payments, representing principal plus interest, made to TCI, Cox and Comcast pursuant to facilities lease arrangements with TCG were approximately $16.0 million, $17.2 million, and $7.0 million, respectively. Under the terms of the other type of such arrangements, TCG agrees to provide, install and maintain all customer premise and nodal electronics equipment and provide 24-hour electronics maintenance and monitoring with respect to the cable transmission service. The compensation payable by TCG is based on a percentage of the total monthly recurring amount which TCG bills to its customers which are served through such affiliate's cable transmission service. Affiliates of the Cable Stockholders have also entered into various colocation arrangements with TCG.

    Pursuant to a Voting Agreement executed in connection with the AT&T Merger Agreement, each of the Cable Stockholders, on behalf of itself and certain of its affiliates, also agreed that (i) certain rights-of-way, colocation and similar agreements with TCG and its affiliates would be amended as of January 8, 1998, to provide that each such agreement would remain in effect for the longer of five years from such date and the current term of such agreement; and (ii) certain existing facilities agreements, facilities lease agreements or other arrangements (including arrangements relating to future agreements) relating to the lease or other grant of right to use fiber optic facilities between such Cable Stockholder or any of its affiliates and TCG or any of its subsidiaries would be automatically amended as of January 8, 1998, to conform with a form of Master Facilities Agreement agreed to by AT&T, the Cable Stockholders and TCG at the time of the execution of the AT&T Merger Agreement. Among other things, agreements amended and entered into in accordance with the Master Facilities Agreement will, subject to the terms, conditions and limitations of the Master Facilities Agreement, (i) grant TCG an indefeasible right to use the facilities that are the subject of the existing facilities agreements, and (ii) grant TCG an indefeasible right to use additional fiber optic facilities which, subject to certain conditions, TCG may require the Cable Stockholder or its affiliates to construct. The Master Facilities Agreement continues to contain a provision prohibiting TCG from using the fiber optic facilities to provide cable television signals to subscribers. In the event of disruption or trouble with the facilities, the Cable Stockholder or its affiliates must use best efforts to begin restoration and repair within 30 minutes of notification from TCG or such other required period under current maintenance specifications. Each of the Cable Stockholders also agreed to, or to cause its appropriate affiliate to, subject to certain limitations, execute an agreement in the form of the Master Facilities Agreement in any new service territory in which such Cable Stockholder (or affiliate) provides services or owns or operates facilities or in any existing service territory of such Cable Stockholder (or affiliate) for which a facilities agreement was not in place as of January 8, 1998. These amendments became effective immediately and are not subject to completion of the AT&T Merger.

    SPRINT PCS SERVICE ARRANGEMENTS. Sprint PCS, a partnership owned 60% by TCI, Comcast and Cox, has entered into service arrangements, preliminary agreements or letters of intent with a number of wholly-owned subsidiaries of TCG providing for the construction of special facilities and the provision of services to Sprint PCS by TCG. TCG and Sprint PCS continued this service relationship throughout 1997. The amounts receivable from Sprint PCS at December 31, 1997 was $1.6 million.

    COMCAST SERVICE ARRANGEMENTS. TCG has agreed to provide Comcast certain services on customary terms in the Philadelphia area, and Comcast has agreed to utilize exclusively TCG's wireline telecommunications services in the Philadelphia area, subject to certain qualifications.

    TCI SUBORDINATED NOTE. In connection with TCG's reorganization in 1996, TCG issued to TCI a subordinated note in the principal amount of $26 million, which bore interest at the rate of 7.5% per annum with principal and interest payable in one installment on June 26, 2001. This note was repaid at a discount in December 1997.

    TCG believes that the terms, taken as a whole, of the transactions under the headings "1997 Equity Offering," "Eastern TeleLogic Corporation and Comcast," "At Home Corporation," "Kansas City Fiber Network, L.P.," "Operator Managed Ventures Services Agreements with Cox," "Residential Telephony Agreements," "Sales of Fiber Optic Cable," "Facilities Arrangements", "Sprint PCS Service Arrangements", "Comcast Service Arrangements" and "TCI Subordinated Note" were no less favorable to TCG than could have been obtained from unaffiliated parties.

                                 OTHER MATTERS

    The Board of Directors of the Company knows of no other matters which may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote such proxy in accordance with their discretion.

                                          By order of the Board of Directors

                                                      [LOGO]

                                          John W. Thomson

                                          VICE PRESIDENT AND SECRETARY

                       TELEPORT COMMUNICATIONS GROUP INC.

                              CLASS A COMMON STOCK

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS - MAY 13, 1998

     The undersigned hereby appoints John W. Thomson, W. Terrell Wingfield and John A. Scarpati and each of them, with full power of substitution for and in the name of the undersigned, to vote all Class A Common Stock, par value $.01 per share, of Teleport Communications Group Inc., a Delaware corporation, that the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders to be held at the Villas of Grand Cypress, Executive Meeting Center, One North Jacaranda, Orlando, Florida on Wednesday, May 13, 1998 at 1:30 p.m., local time, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card, and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

     THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF TELEPORT COMMUNICATIONS GROUP INC. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

                                              TELEPORT COMMUNICATIONS GROUP INC.
                                              P.O. BOX 11390
                                              NEW YORK, N.Y. 10203-0390

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.


1.Election of Directors       FOR all nominees   /X/      WITHHOLD authority to vote        /X/    *EXCEPTIONS     /X/
                              listed below                for all nominees listed below



Nominees: John R. Alchin, Robert Annunziata, John R. Dillon, Gerald W. Gaines, Jimmy W. Hayes, Gary S. Howard, James Bruce Llewellyn, James O. Robbins, C.B. Rogers, Larry E. Romrell, Lawrence S. Smith, Bernard W. Schotters, David M. Woodrow.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEEOS NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions____________________________________________________

2.Ratification of appointment of Deloitte & Touche LLP as the Corporation's independent auditors for the year ending December 31, 1998.

      FOR   /X/        AGAINST   /X/       ABSTAIN   /X/

                                             CHANGE OF ADDRESS AND
                                             OR COMMENTS MARK HERE    /X/

NOTE: Please date and sign this proxy exactly as your name appears hereon. In case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If the proxy is submitted by a corporation or partnership, it should be executed in the full corporation or partnership name by a duly authorized person.

                                             Dated: _____________________,1998

                                             _________________________________
                                                          Signature

                                             _________________________________
                                                          Signature

                                             VOTES MUST BE INDICATED
                                             (X) IN BLACK OR BLUE INK.   /X/


(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE PROMPTLY.)